Exhibit 99.1
CONNETICS REPORTS THIRD QUARTER FINANCIAL RESULTS
PALO ALTO, Calif. (November 8, 2006) — Connetics Corporation (Nasdaq: CNCT), a specialty pharmaceutical company that develops and commercializes dermatology products, today announced financial results for the three and nine months ended September 30, 2006. All prior-year revenues, net income and per share figures reflect the restated results contained in Connetics’ Form 10-K/A for the year ended December 31, 2005, filed with the Securities and Exchange Commission on July 25, 2006.
On October 23, 2006, Connetics announced it had signed a definitive merger agreement with Stiefel Laboratories, Inc. Upon closing of the transaction, holders of Connetics common stock will receive $17.50 per share in cash. The two companies anticipate closing the transaction in late 2006 or early 2007. The closing is subject to approval by holders of a majority of Connetics common stock, antitrust clearance and other customary closing conditions. The transaction was unanimously approved by Connetics’ Board of Directors.
Connetics reported a net loss for the third quarter of 2006 of $27.4 million, or $0.81 per share, compared with net income of $11.0 million, or $0.29 per diluted share, for the third quarter of 2005.
Total revenues for the third quarter of 2006 were $19.7 million, reflecting Connetics’ previously announced decision to reduce wholesaler inventories by shipping product below estimated unit demand. The Company estimates that unit demand exceeded product shipments by approximately $31.4 million during the third quarter of 2006, and that total estimated unit demand and royalty and contract revenues in the quarter were approximately $51.1 million. Third quarter 2006 product revenues include Soriatane® sales of $10.4 million, OLUX® sales of $4.3 million, Evoclin® sales of $2.3 million and Luxíq® sales of $1.8 million.
Connetics reported that wholesaler inventories as of September 30, 2006 represented six to seven weeks of sales. Connetics now expects to maintain wholesaler inventory levels of its four current brands at approximately four to six weeks of sales. This level is expected to be achieved during the fourth quarter of 2006. The estimated wholesaler inventory levels for Connetics’ products are shown in the table below:

	Months of Estimated Wholesaler Inventory as of:
Product	June 30, 2006	September 30, 2006
Soriatane	3.2	1.5
OLUX Foam	3.6	1.5
Evoclin Foam	3.7	1.3
Luxíq Foam	4.0	1.6

Weighted average for all products	3.6	1.5
Connetics currently anticipates that the reduced wholesaler inventory will correlate to lower product returns in the future. If, as anticipated, Connetics’ on-going product returns experience and additional information from wholesalers indicate a significantly lower rate of product returns in the future, the Company will determine a more appropriate accrual for returns, and could potentially release a substantial portion of its product returns reserve.

Selling, general and administrative (SG&A) expenses for the third quarter of 2006 were $31.6 million, including non-cash stock-based compensation expense of $1.0 million. Expenses in the third quarter of 2006 reflected non-recurring expenses for audit, consulting and legal fees of approximately $2.0 million related to the Company’s financial restatement and to the ongoing SEC investigation; and payments and fees related to the note holder consent of approximately $3.3 million, of which $1.3 million was included in interest expense. Research and development (R&D) expenses for the quarter were $10.0 million, including non-cash stock-based compensation expense of $0.3 million.
As of September 30, 2006, Connetics had cash and investments, including restricted cash, of $245.7 million.
Business Highlights
“Our results reflect the anticipated reduction of inventories, and we are pleased to report that this effort has been largely completed, having achieved levels even lower than we forecasted a few months ago. With more detailed and reliable inventory reporting recently available from our wholesalers, we believe we can operate efficiently at these reduced levels,” said Thomas G. Wiggans, Chairman and Chief Executive Officer of Connetics. “Connetics’ Board of Directors and our executive management believe that the agreement to merge with Stiefel Laboratories delivers significant value to our shareholders, and that the combination of Connetics and Stiefel will create the world’s premier dermatology company.”
Additional significant developments in the third quarter of 2006 and subsequent weeks included:
•	Receiving FDA approval for Verdeso (desonide) Foam, 0.05%, for the treatment of mild-to-moderate atopic dermatitis. Verdeso is a low-potency topical steroid and is the first approved product formulated in Connetics’ proprietary VersaFoam®-EF emulsion formulation foam vehicle. Verdeso was launched in late October.

•	Announcing that Pfizer Consumer Healthcare’s new Men’s Rogaine® Foam, utilizing Connetics VersaFoam technology, became available wherever Rogaine is sold.

•	Reporting positive results from the second Phase 3 clinical trial for Extina® (ketoconazole) Foam, 2%, for the treatment of seborrheic dermatitis.
Year-to-Date Results
The net loss for the first nine months of 2006 was $28.1 million, or $0.83 per share, compared with net income of $12.6 million, or $0.34 per diluted share, for the comparable period last year.
For the nine months ended September 30, 2006, total revenues were $110.7 million. Connetics estimates that unit demand exceeded product shipments by approximately $38.6 million during the second and third quarters of 2006. Total revenues were $136.8 million for the first nine months of 2005. SG&A expenses for the first nine months of 2006 were $93.0 million, compared with $76.9 million in the same period of 2005. R&D expenses were $26.2 million, up from $23.2 million in the prior-year period.
The net loss in the first nine months of 2006 reflected non-cash stock-based compensation expenses of $3.9 million and non-recurring expenses for audit, consulting and legal fees of approximately $5.1 million related to the Company’s restatement and to the ongoing SEC investigation, and payments and fees related to the note holder consent of approximately $3.3 million.
Verdeso Revenue Recognition and Wholesaler Inventory
Connetics also announced today that it will recognize Verdeso net sales based on the number of dispensed prescriptions until its wholesale customers are placing re-orders for Verdeso and their inventories are at the target range of approximately four to six weeks of sales. This is expected to occur during the first half of 2007, at which time Connetics will begin recognizing Verdeso net sales on the basis of shipments to wholesalers. Based on this accounting method, Connetics expects revenue from Verdeso in the fourth quarter of 2006 to be approximately $1 million.

About Connetics
Connetics Corporation is a specialty pharmaceutical company focused on the development and commercialization of innovative therapeutics for the dermatology market. Connetics has branded its proprietary foam drug delivery vehicle VersaFoam®. The Company’s marketed products are OLUX® (clobetasol propionate) Foam, 0.05%; Luxíq® (betamethasone valerate) Foam, 0.12%; Soriatane® (acitretin) capsules; Evoclin® (clindamycin) Foam, 1%; and Verdeso™ (desonide) Foam, 0.05%, a low-potency topical steroid formulated to treat atopic dermatitis. Connetics is developing Primolux™ (clobetasol propionate) Foam, 0.05%, a super high-potency topical steroid formulation to treat atopic dermatitis and plaque psoriasis; Extina® (ketoconazole) Foam, 2%, to treat seborrheic dermatitis; and Velac® (a combination of 1% clindamycin and 0.025% tretinoin) Gel, to treat acne. Connetics’ product formulations are designed to improve the management of dermatological diseases and provide significant product differentiation. In Connetics’ marketed products, these formulations have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance. For more information about Connetics and its products, please visit www.connetics.com.
Forward-Looking Statements
Except for historical information, this press release includes “forward-looking statements” within the meaning of the Securities Litigation Reform Act. All statements included in this press release that address activities, events or developments that Connetics expects, believes or anticipates will or may occur in the future, including, particularly, statements about the timing of the closing of the merger with Stiefel, the levels of inventory to be maintained at its wholesalers and when these levels will be achieved, the impact on financial results resulting from the decrease in wholesale inventories, the impact of inventory reduction on its operating efficiency, the timing of recognition of Verdeso net sales on the basis of shipments to wholesalers, earnings estimates, future financial performance and financial guidance, are forward-looking statements. All forward-looking statements are based on assumptions made by Connetics’ management based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Specifically, statements about wholesaler inventory levels are based largely on reports of units on hand and withdrawals by wholesalers, averaged across all products and all product sizes, and are inherently imprecise. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond Connetics’ control, and which could cause actual results or events to differ materially from those expressed in such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, risks and other factors that are discussed in documents filed by Connetics with the Securities and Exchange Commission from time to time, including Connetics’ Annual Report on Form 10-K/A for the year ended December 31, 2005 and the Form 10-Q filed today for the quarter ended September 30, 2006. Forward-looking statements represent the judgment of the Company’s management as of the date of this release, and Connetics disclaims any intent or obligation to update any forward-looking statements.

Contacts:

Connetics Corporation	Lippert/Heilshorn & Associates
Jim Goff	Don Markley or Bruce Voss
Sr. Director, Investor Relations	(310) 691-7100
(650) 843-2851	dmarkley@lhai.com
jgoff@connetics.com

Press Release Code: CNCT-F
Financial Tables Follow

CONNETICS CORPORATION
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Revenues:	2006	2005	2006	2005
Product	$18,836	$50,788	$109,405	$136,331
Royalty and contract	849	158	1,255	469

Total revenues	19,685	50,946	110,660	136,800

Operating costs and expenses:
Cost of product revenues	1,668	4,183	9,226	12,931
Research and development	10,035	8,381	26,237	23,236
Selling, general and administrative	31,578	23,703	92,980	76,868
Amortization of intangible assets	4,059	3,399	12,114	10,198

Total operating costs and expenses	47,340	39,666	140,557	123,233

Income (loss) from operations	(27,655)	11,280	(29,897)	13,567

Interest income	3,046	2,130	8,046	4,452
Interest expense	(3,215)	(2,008)	(6,945)	(4,639)
Other income (expense), net	179	38	213	(25)

Income (loss) before income taxes	(27,645)	11,440	(28,583)	13,355

Provision for (benefit from) income taxes	(274)	470	(533)	728

Net income (loss)	$(27,371)	$10,970	$(28,050)	$12,627

Net income (loss) per share:
Basic	$(0.81)	$0.31	$(0.83)	$0.36

Diluted	$(0.81)	$0.29	$(0.83)	$0.34

Shares used to calculate net income (loss) per share:
Basic	33,836	35,075	33,741	35,197

Diluted	33,836	40,812	33,741	37,462

In accordance with paragraph 29 of Accounting Principles Board Opinion 28, Interim Financial Reporting, Connetics recorded a $368,000 reversal of cost of product revenues in June 2006 by revising the previously reported results for the three and six months ended June 30, 2006. The amount is not material to Connetics’ results in those periods or in the three and nine months ended September 30, 2006.

CONNETICS CORPORATION
Condensed Consolidated Balance Sheets
(In thousands)

	September 30,	December 31,
	2006	2005
	(unaudited)	(audited)
Assets
Assets:
Cash, cash equivalents and short-term investments	$229,492	$271,096
Restricted cash	3,954	4,059
Accounts receivable and other current assets	42,290	40,523
Goodwill and other intangible assets, net	115,484	115,060
Property and equipment, net	14,874	14,438
Long-term investments and other assets	21,687	12,313

Total assets	$427,781	$457,489

Liabilities and Stockholders’ Equity

Liabilities and stockholders’ equity:
Current liabilities	$59,000	$67,055
Other liabilities	290,590	290,517
Stockholders’ equity	78,191	99,917

Total liabilities and stockholders’ equity	$427,781	$457,489

CONNETICS CORPORATION
Reconciliation of GAAP to Non-GAAP Earnings Per Share
(In thousands, except per share amounts)
(Unaudited)
On January 1, 2006, Connetics adopted SFAS 123(R) and recorded stock-based compensation expense during the three months and nine months ended September 30, 2006. The table below presents net loss excluding stock-based compensation, which is a non-GAAP measure used by the Company when evaluating its financial results as well as for internal planning and forecasting purposes. This non-GAAP measure should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP. The following is a reconciliation of Connetics’ GAAP and non-GAAP net loss (in thousands, except per share amounts):

	Three Months	Nine Months
	Ended	Ended
	September 30,	September 30,
	2006	2006
Net loss (GAAP)	$(27,371)	$(28,050)

Stock-based compensation expense:
Selling, general and administrative	964	2,989
Research and development	307	867

Total stock-based compensation expense	1,271	3,856

Net loss excluding stock-based compensation expense (non-GAAP)	$(26,100)	$(24,194)

Shares used in per share calculation (non-GAAP)	33,836	33,741

Net loss per share — excluding stock-based compensation expense (non-GAAP)	$(0.77)	$(0.72)

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